Exhibit 99.3
2007 Consolidated Financial Guidance Summary
(in millions, except per share data)

	Year Ended		Quarterly Revenue Range
	December 31, 2007		Q1	Q2	Q3	Q4
	Range		Range	Range	Range	Range
WebMD	$336.0	$352.0
ViPS	105.5	109.0
Porex	89.5	93.0

Total revenue	$531.0	$554.0	$116.0 $120.0	$126.0 $130.0	$138.0 $145.0	$151.0 $159.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)(a)	$97.0	$108.0

			Quarterly Mix
			Q1	Q2	Q3	Q4
Reconciliation of Adjusted EBITDA to income from continuing operations:
Interest income, net	17.5	18.5	29%	19%	23%	29%
Depreciation and amortization	(51.5)	(50.5)	23%	22%	25%	30%
Non-cash advertising	(5.5)	(5.0)	41%	0%	0%	59%
Non-cash stock-based compensation	(41.0)	(40.0)	26%	25%	27%	22%
Income tax provision	(10.5)	(12.5)	3%	18%	30%	49%
Equity in earnings of EBS Master LLC	29.5	32.0	17%	25%	27%	31%
Minority interest in WebMD Health Corp.	(3.0)	(4.0)	-12%	13%	34%	65%

Income from continuing operations	$32.5	$46.5

Adjusted EBITDA per share	$0.51	$0.57

Net income per share	$0.17	$0.24

Weighted average shares — Diluted	190.0	190.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures
Operating Segments

Revenue
*	WebMD — Refer to WebMD Health Corp. Financial Guidance Summary included in its February 21, 2007 press release.
*	ViPS — Approximately 24% of segment revenue in Q1 increasing to 26% in Q4.
*	Porex — Approximately 25% of segment revenue in Q1, 26% in Q2, 25% in Q3, and 24% in Q4.

Adjusted EBITDA
*	WebMD — Refer to WebMD Health Corp. Financial Guidance Summary included in its February 21, 2007 press release.
*	ViPS — Approximately 19% of segment revenue in Q1 increasing to 21% thereafter.
*	Porex — Approximately 27% of segment revenue in Q1, 31% in Q2, 30% in Q3 and 29% in Q4.
*	Corporate — Approximately 6.2% of consolidated revenue in Q1 decreasing to 4.1% in Q4.

Other Assumptions
*	The 2007 Guidance does not reflect any projected expenses related to the on-going Department of Justice investigation.
*	Additional details on WebMD’s guidance can be found in the press release issued by WebMD Health Corp. on February 21, 2007.